U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                 STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

-------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*  2. Date of Event          4.  Issuer Name and Ticker or Trading Symbol
                                             Requiring Statement
                                             (Month/Day/Year)
Richardson, David M.                         2/25/2003                  Evergreen Income Advantage Fund
-------------------------------------------------------------------------------------------------------------------------
(Last)  (First) (Middle)   3. IRS Identification    5. Relationship of Reporting Person(s) to    6. If Amendment,
                              Number of Reporting      Issuer (Check all applicable)                Date of Origninal
                              Person, if an Entity                                                  (Month/Year)
                              (Voluntary)                                                        ------------------------
                                                    X Director/Trustee  __ 10% Owner             7. Individual or Joint/Group
                                                                                                    Filing (Check Applicable Line)
                                                   __ Officer (give title below) __ Other
                                                                                (specify below)     X  Form filed by
1648 Sand Key Estates Court                                                                            One Reporting Person
------------------------------------------------------------------------------------------------
(Street)                                                                                           __  Form filed by More Than
                                                                                                       One Reporting Person
Clearwater Beach,     FL           33767
-------------------------------------------------------------------------------------------------------------------------
(City)      (State)         (Zip)
-------------------------------------------------------------------------------------------------------------------------

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
-------------------------------------------------------------------------------------------------------------------------
1. Title of Security                    2. Amount of Securities          3. Ownership Form:             4. Nature of Indirect
   (Instr. 4)                              Beneficially Owned               Direct (D) or Indirect (I)     Beneficial Ownership
                                           (Instr. 4)                       (Instr. 5)                    (Instr. 4)
-------------------------------------------------------------------------------------------------------------------------
None
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.
*If  the form is  filed  by more  than one  reporting  person,  see  Instruction
     4(b)(v).

                                                                 (Over)
                                                                 SEC 1473 (8-92)

FORM 3 (continued)    Table II - Derivative Securities Beneficially Owned
                                                                      (e.g., puts, calls, warrants, options, convertible securities)

-------------------------------------------------------------------------------------------------------------------------
1. Title of     2. Date Exercisable    3. Title and Amount of    4. Conversion or       5. Ownership Form    6. Nature of Indirect
   Derivative      and Expiration Date    Underlying Securities     Exercise Price of      of Derivative        Beneficial Ownership
   Security        (Montyh/Day/Year)      (Instr. 4)                Derivative Security    Security: Direct (D) (Instr. 5)
   (Instr. 4)                                                                              or Indirect (I)
                                                                                           (Instr. 5)
                ---------------------------------------------------------------------------
                 Date           Expiration                    Amount or
                 Exercisable    Date           Title          Number of Shares
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:
/s/ David M. Richardson                         2/25/03
----------------------------------           ----------------------------------
**Signature or Reporting Person              Date


**Intentional  misstatements or omissions of facts  constitute  Federal Criminal
     Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2